EXHIBIT 99.1

Investor Contact	Media Contact

Eugene M. Truett	Kenneth D. Julian
717.975.5677	717.730.3683
etruett@harsco.com	kjulian@harsco.com

IMMEDIATE RELEASE

HARSCO CORPORATION NAMES TWO S&P 500 SENIOR EXECUTIVES
TO ITS BOARD OF DIRECTORS

HARRISBURG, PA (September 21, 2010) . . . Worldwide industrial services and engineered products company Harsco Corporation (NYSE: HSC) announced today the appointments of David C. Everitt of Deere & Company (NYSE: DE), and James M. Loree of Stanley Black & Decker (NYSE: SWK) to the Harsco Board of Directors, effective November 1, 2010.

Mr. Everitt is co-leader of Deere’s Agriculture and Turf Division, the company’s largest operating group, where he serves as President - North America, Asia, Australia, Sub-Saharan and South Africa, and Global Tractor and Turf Products.  During his 35-year career with Deere & Company, Mr. Everitt has led sales, marketing, manufacturing and product development operations in almost every region of the world, while also overseeing joint ventures and acquisitions in China, Europe and South America.  Elected a senior officer of Deere in 2001, Mr. Everitt has also held additional responsibilities in such areas as Corporate Secretary, Corporate Engineering, Technology Development, Human Resources and Labor Relations.

Mr. Loree serves as Executive Vice President and Chief Operating Officer of Stanley Black & Decker, a position he has held since the beginning of 2009, first with the Stanley Works and subsequently since the merger of Stanley and Black & Decker which was completed in March 2010.  His responsibilities include executive oversight for all business segments including the company’s European and Asian operations, as well as global sourcing, IT and business development.  Before that, Mr. Loree served as Executive Vice President and Chief Financial Officer of Stanley, having joined the company in 1999 from General Electric where he served for almost 20 years, including vice president for finance and strategic planning within GE Capital.

Announcing the appointments, Harsco Chairman, President and CEO Salvatore D. Fazzolari said, “We warmly welcome Dave and Jim to the Harsco Board, both for their extensive leadership experience within two of the world’s most respected organizations and equally for their exceptional global knowledge within virtually every key region of the world.  Their skills and global perspective will be an asset to Harsco’s continued emerging market expansion.”

Subject to their re-election at next year’s Annual Meeting of Stockholders in April 2011, Mr. Everitt and Mr. Loree will succeed D. Howard Pierce and Geoffrey D. H. Butler, both of whom are planning to retire from the Board at that time and not stand for re-election.

Harsco Corporation serves key industries that play a fundamental role in worldwide economic growth, including infrastructure, metals, railways and energy.  Harsco’s common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index.  Additional information can be found at www.harsco.com.

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